Exhibit 10.2

Promissory Note

May 17, 2010

$ 250,000

County of Clark

State of Nevada

For value received, American Wagering, Inc., a Nevada corporation, with its principal at 675 Grier Dr., Las Vegas, NV 89119, on behalf of itself and its wholly owned subsidiaries, promises to pay to, or to the order of, Victor Salerno, at 675 Grier Dr., Las Vegas, NV 89119 or such other place as Mr. Salerno may designate from time to time, the principal sum of $250,000 or the aggregate unpaid principal amount of all advances or re-advances by Victor Salerno, Payee, pursuant to a Line of Credit, executed on May 17, 2010, and to pay interest at 0%.

Promissor waives presentment, protest, demand, and notice of dishonor. No renewal or extension of this note and no delay in the enforcement of this note or in exercising any right or power of the payee shall affect the liability of Promissor. The defense of the statute of limitations against any demands made by the payee is waived by Promissor.

If a suit is commenced to enforce payment of this revolving credit note, American Wagering, Inc. agrees to pay attorney’s fees and costs as the court in such action may adjudge reasonable.

This note shall be governed by, and construed in accordance with the laws of Nevada, with venue in Clark County.

Maker/Promissor: American Wagering, Inc.

By:	/s/ John Salerno
Name: John Salerno
Title: Secretary
Date:	May 17, 2010